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                                                                    EXHIBIT 3(a)

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          ROBOTIC VISION SYSTEMS, INC.

                            Under Section 245 of the
                        Delaware General Corporation Law

         We, the undersigned, President and Secretary, respectively, of ROBOTIC VISION SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, DO HEREBY CERTIFY as follows:

         FIRST: That the name of the corporation is ROBOTIC VISION SYSTEMS, INC. The corporation's original name, SOLID PHOTOGRAPHY, INC. was changed to ROBOTIC VISION SYSTEMS, INC. by amendment to the Certificate of Incorporation of the corporation filed with the Secretary of State of the State of Delaware on July 31, 1981.

         SECOND: That the Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 7, 1977.

         THIRD: That this Restated Certificate of Incorporation only restates and integrates, and does not further amend the provisions of the corporation's certificate of incorporation as heretofore amended and supplemented, and has been duly adopted by the Board of Directors of the corporation. There is no discrepancy between the provisions of this Restated Certificate of Incorporation and those of the original Certificate of Incorporation, as heretofore amended and supplemented.


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         F0URTH: That the text of the Certificate of Incorporation of Robotic
Vision Systems, Inc., as amended, is hereby restated to read in full, as follows:

         FIRST:  The name of the corporation is
                 ROBOTIC VISION SYSTEMS, INC.

         SECOND: The registered office of the corporation is to be located at c/o United Corporate Services, Inc., 26 The Green, in the City of Dover, County of Kent, State of Delaware. The name of its registered agent at that address is United Corporate Services, Inc.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

         FOURTH: The corporation shall be authorized to issue thirty million (30,000,000) shares with a par value of one cent ($0.01) per share.

         FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

         (1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the By-laws. Election of directors need not be by ballot unless the By-laws so provide.

         (2) The Board of Directors shall have power, without the assent or vote of the stockholders:

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                  (a) To make, alter, amend, change, add to or repeal the
By-laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

                  (b) To determine from time to time whether, and to what extent, and at what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

         (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

         (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any By-laws from time to time made by the stockholders; provided, however, that no By-laws so made shall

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invalidate any prior act of the directors which would have been valid if such by-law had not been made.

         SIXTH: The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of

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Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

         NINTH: No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of the certificate of incorporation inconsistent with this ARTICLE NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that but for this Article NINTH would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         IN WITNESS WHEREOF, we have signed this certificate and caused the corporate seal of the corporation is to be hereunto affixed this 1st day of November, 1995.

                                                        /s/ Pat V. Costa
                                                        ------------------------
                                                        Pat V. Costa, President

ATTEST:

/s/ Robert H. Walker
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Robert H. Walker, Secretary

[Seal]

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